Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14 June 26, 2008

Subscription until July 17, 2008

CertPLUS Securities® ■ 2 Separate Offerings – Linked to the SPX | RTY ■ 2.5 Years | [105% - 110%] Participation | 40% Contingent Protection	Offering Period Closes on: July 17, 2008

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse Nassau Branch has filed a registration statement (including pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the preliminary pricing supplement subject to completion dated June 26, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Investment Considerations” section herein and the “Risk Factors” sections of the pricing supplement and prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

CertPLUS OVERVIEW

CertPLUS (the “Securities”) allow investors to receive at maturity uncapped upside participation between 105% and 110%, which will be determined on the date the securities are priced for initial sale to the public, in the performance of the Reference Index , plus a 40% layer of contingent principal protection.  Investors are only exposed to a loss of principal if the Index declines by 40% or more during the life of the investment.

INDICATIVE PRODUCT TERMS:	RELEVANT DATES:

Issuer:	Credit Suisse, acting through its Nassau Branch		Return
Distributor:	Credit Suisse Securities (USA) LLC	Offering Period:	Closes on July 17 @ 3:00pm EST
Denomination:	Minimum initial purchase of U.S. $1,000 per Note	Trade Date:	July 17, 2008
	and integral multiples of U.S. $1,000 thereafter	Settlement Date:	July 22, 2008
Initial Index Level:	TBD - Closing level of the Reference Index on the	Valuation Date:	January 18, 2011
	day on which the securities are priced for initial sale	Maturity Date:	January 24, 2011 (2.5 years )
to the public, the Trade Date
Final Index Level:	Closing level of the Reference Index on the Valuation Date
Trigger Event:

A Trigger Event occurs once the Reference Index is at or below the Contingent Barrier Level (defined in the table below) any time on any day, from and including the Trade Date to and including the Valuation Date.

Index Return:

(a.)  If the Final Index Level is > the Initial Index Level whether or not a Trigger Event has occurred, then the Index Return will equal:

■                Participation x ((Final Index Level – Initial Index Level) / Initial Index Level), or

(b.)  If the Final Index Level is < the Initial Index Level and a Trigger Event has not occurred, then the Index Return will equal zero; or

(c.)  If the Final Index Level is < the Initial Index Level and a Trigger Event occurred, then the Index Return will equal:

■                (Final Index Level – Initial Index Level) / Initial Index Level

Redemption Amount at Maturity:	For each $1,000 principal amount of the Securities, on the Maturity Date, a holder will receive an amount in cash equal to the principal amount of the Securities multiplied by the sum of 1+ Index

OFFERINGS:

Reference Index	Participation	Contingent Barrier Level	Initial Index Level	Aggregate Amount	Security Codes	Prospectus Link
S&P 500 Index (SPX)	[105 – 110]% to be set on Trade Date	60% of the Initial Level (40% below the Initial Index Level)	TBD	TBD	22546EBV5 / US22546EBV56	Link

Russell 2000 Index (RTY)	[105 – 110]% to be set on Trade Date	60% of the Initial Level (40% below the Initial Index Level)	TBD	TBD	22546EBW3 / US22546EBW30	Link

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

PRODUCT SNAPSHOT

Who Should Invest in the CertPLUS Securities:

■              Investors who are bullish on the Index and looking to add exposure to the Reference Index in their portfolio and who are interested in uncapped upside participation in the Index, and are able to withstand a loss of their investment in the event the Index declines by 40% or more.

Hypothetical Upside Scenario:

■              The Index appreciated by the valuation date:  Investors receive back their initial investment plus upside participation within the range of 105% to 110% of the appreciation of the Index which will be determined on the date the Securities are priced for initial sale to the public.

Hypothetical Downside Scenario:

■              The Index depreciated by the valuation date and the Index depreciated by 40% or more at any time during the life of the investment resulting in a Trigger Event:  Investors participate in 100% of the losses and can lose up to their entire investment.

*Hypothetical scenarios are neither indicators nor guarantees of future Index performance.  Actual results will vary, perhaps materially from the hypothetical analysis.

*This graph assumes that the Participation is set at the midpoint of the range set forth on page 2 of this free writing prospectus.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

A purchase of the securities involves risks.  This section summarizes certain additional risks relating to the securities.  We urge you to read the following information about these risks, together with the information in the pricing supplement subject to completion dated June 26, 2008, the prospectus supplement dated March 24, 2008 and the prospectus dated March 29, 2007 before investing in the securities.

An investment in the Securities is not principal protected.  You may receive less at maturity than you originally invested, or you may receive nothing should the Reference Index decline to zero.

The securities do not pay interest. Credit Suisse Securities (USA) LLC will not pay interest on the Securities.  Even if the payment at maturity exceeds the principal amount of the Securities,  you may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities.

An investment in the Securities is not the same as an investment in the stocks underlying the Reference Index.  The payment of dividends on the stocks, or underlie the Reference Index has no effect on the calculation of the level of that Reference Index.  Therefore, the return on your investment based on the percentage change in the Reference Index is not the same as the total return based on the purchase of those underlying stocks.

There may be little or no secondary market for the Securities.  The Securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the Securities will develop.  Credit Suisse Securities (USA) LLC currently intends to make a market in the Securities, although it is not required to do so and may stop making a market at any time.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market price of the Securities may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the value of the Securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the Securities in the secondary market, including:

•   The level of the Reference Index.   •   Interest and yield rates in the market.   •   The volatility of the Reference Index.   •   Economic, financial, political and regulatory or judicial events that affect the securities underlying the Reference Index or stock markets generally and which may affect the appreciation of the Reference Index.   •   The time remaining to the maturity of the Securities.   •   The dividend rate on the stocks underlying the Reference Index.   •   Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

© 2008 Credit Suisse and its subsidiaries and affiliates.  All rights reserved

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com